Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GCI LIBERTY, INC.

These Amended and Restated Articles of Incorporation amend and restate in their entirety the Articles of Incorporation of the Corporation, as heretofore amended, to read as follows:

ARTICLE I

NAME

The name of the corporation is GCI Liberty, Inc. (the “Corporation”).  The name under which the Corporation was originally incorporated was General Communication, Inc.

ARTICLE II

DURATION

The duration of the Corporation shall be perpetual.

ARTICLE III

PURPOSE

The Corporation is organized for the purposes of transacting any and all lawful business for which corporations may be incorporated under the Alaska Corporations Code (AS 10.06) (as the same may be amended from time to time, the “Corporations Code”).

ARTICLE IV

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Alaska is 2550 Denali Street, Suite 1000, Anchorage, AK 99503.  The name of its registered agent at such address is: David Hymas.

ARTICLE V

AUTHORIZED STOCK

The total number of shares of Capital Stock which the Corporation will have authority to issue is one billion seven hundred twenty million (1,720,000,000) shares, of which:

(1)                                 one hundred million (100,000,000) shares will be of a class designated as “Class A-1 Common Stock” (the “Class A-1 Common Stock”);

(2)                                 ten million (10,000,000) shares will be of a class designated as “Class B-1 Common Stock” (the “Class B-1 Common Stock”);

(3)                                 five hundred million (500,000,000) shares will be of a class designated as “Class A Common Stock” (the “Class A Common Stock”);

(4)                                 twenty million (20,000,000) shares of Common Stock will be of a class designated as “Class B Common Stock” (the “Class B Common Stock”);

(5)                                 one billion forty million (1,040,000,000) shares will be of a class designated as “Class C Common Stock” (the “Class C Common Stock” and together with the Class A-1 Common Stock, the Class B-1 Common Stock, the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(6)                                 fifty million (50,000,000) shares will be of a class designated as Preferred Stock (“Preferred Stock”), with (a) seven million five hundred thousand (7,500,000) shares of Preferred Stock of a series designated as “Series A Cumulative Redeemable Preferred Stock” as set forth in Article V, Section E hereof, and (b) forty two million five hundred thousand (42,500,000) shares of Preferred Stock issuable in accordance with the provisions of Article V, Section D hereof and the Corporations Code.

Upon these Amended and Restated Articles of Incorporation (as the same may from time to time hereafter be amended or restated, these “Restated Articles”) becoming effective pursuant to the Corporations Code (the “Effective Date”), (i) each share of Class A common stock of the Corporation issued and outstanding immediately prior to the Effective Date (the “Former Class A Common Stock”) shall automatically be reclassified as one share of Class A-1 Common Stock, and (ii) each share of Class B common stock of the Corporation issued and outstanding immediately prior to the Effective Date (the “Former Class B Common Stock”) shall automatically be reclassified as one share of Class B-1 Common Stock.  On the Effective Date, any stock certificate that, immediately prior to the Effective Date, represented issued and outstanding shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Date, automatically and without necessity of presenting the same for exchange, represent the number of shares of Class A-1 Common Stock or Class B-1 Common Stock into which such shares of Former Class A Common Stock or Former Class B Common Stock were reclassified on the Effective Date, as applicable, without any action on the part of the holder thereof.  The Corporation shall be permitted to issue fractional shares of Capital Stock solely to its holders of record as listed in the stock record books of the Corporation (which may include the records of the transfer agent).

The description of the Common Stock and the Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article V.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

Unless the context otherwise requires, the terms defined below will have, for all purposes of these Restated Articles, the meanings herein specified:

“Board of Directors” or “Board” means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

“Capital Stock” shall mean any and all shares of capital stock of the Corporation.

“Class A Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Class A Common Stock.

“Class B Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Class B Common Stock.

“Class C Convertible Securities” means Convertible Securities convertible into or exercisable or exchangeable for Class C Common Stock.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms “Controls”, “Controlled” and “Controlling” will have corresponding meanings.

“Convertible Securities” means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“Person” means any natural person, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity.

“Underlying Securities” means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

“Voting Securities” means (i) prior to the Mandatory Conversion Time, the Class A-1 Common Stock and the Class B-1 Common Stock and any series of Preferred Stock which by its terms as set forth herein or in its Preferred Stock Designation is designated as a Voting Security and (ii) from and following the Mandatory Conversion Time, the Class A Common Stock, the Class B Common Stock and any series of Preferred Stock which by its terms as set forth herein or in its Preferred Stock Designation is designated as a Voting Security; provided that, except as may otherwise be required by the laws of the State of Alaska, each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for by its terms as set forth herein or in the applicable Preferred Stock Designation.

SECTION B

CLASS A-1 COMMON STOCK AND CLASS B-1 COMMON STOCK

(a)                                 Each share of Class A-1 Common Stock shall, except as otherwise provided in this Article V, Section B, be identical in all respects with the Class B-1 Common Stock, except that each holder of Class A-1 Common Stock shall be entitled to one vote for each share of such stock held, and each holder of Class B-1 Common Stock shall be entitled to ten votes for each share of such stock held.

(b)                                 Prior to the Mandatory Conversion Time (as defined below), except as may be determined by the Board of Directors pursuant to Article V, Section D hereof with respect to the Preferred Stock, and except as otherwise expressly required by the laws of the state of Alaska, as then in effect, the holders of the Class A-1 Common Stock and the holders of the Class B-1 Common Stock shall vote with the holders of voting shares of the Preferred Stock, if any, as one class with respect to the election of directors and with respect to all other matters to be voted on by shareholders of the Corporation.

(c)                                  Except as otherwise expressly required by law, any and all rights, titles, interests and claims in or to any dividends declared on the Class A-1 Common Stock or Class B-1 Common Stock by the Corporation whether in cash, stock or otherwise, which are unclaimed by the shareholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

(d)                                 Each share of Class B-1 Common Stock shall be convertible, at the option of the holder thereof, into one share of Class A-1 Common Stock. To exercise the conversion option, a holder of Class B-1 shares must deliver the certificate or certificates representing the shares of Class B-1 Common Stock to be converted, duly endorsed in blank, to the Secretary of the Corporation, and at the same time, notify the Secretary in writing of such holder’s desire to so convert and instruct the Secretary as to the number of shares he or she wishes converted. Upon receipt by the Secretary of the foregoing certificates and instructions, the Corporation shall cause to be issued to the holder of the Class B-1 Common Stock one share of Class A-1 Common Stock for each share of Class B-1 Common Stock requested to be converted, issuing and delivering to such holder certificates for shares of Class A-1 Common Stock issued upon such conversion and all shares of Class B-1 Common Stock remaining unconverted, if any, represented by such certificates. A number of shares of Class A-1 Common Stock equal to the number of shares of Class B-1 Common Stock outstanding shall, from time to time, be set aside and reserved for issuance upon conversion of Class B-1 Common Stock. Class A-1 Common Stock shall not be convertible into Class B-1 Common Stock.

(e)                                  Upon the filing time and date specified in the accession notice for a Current Report on Form 8-K filed by the Corporation with the Securities and Exchange Commission (the “SEC”) containing a notice from the Corporation that the Contribution (as defined in the Reorganization Agreement (as defined below)) will occur on the next Business Day (as defined in Article V, Section E.1 hereof) (such filing time and date, the “Mandatory Conversion Time”), each outstanding share of Class A-1 Common Stock and each outstanding share of Class B-1 Common Stock shall automatically be converted into (i) a fraction of a share of Class A Common Stock equal to the Company Reclassified Class A Common Stock Conversion Ratio (as defined below) and (ii) a fraction of a share of Series A Preferred Stock equal to the Company Series A Preferred Stock Conversion Ratio (as defined below), in each case, without any action by the holder thereof.  As used in this Article V, Section B.(e), each of “Company Reclassified Class A Common Stock Conversion Ratio” and “Company Series A Preferred Stock Conversion Ratio” has the meaning ascribed thereto in the Reorganization Agreement, dated as of April 4, 2017, as publicly filed and as may be amended, restated or amended and restated from time to time, among the Corporation, Liberty Interactive Corporation, a Delaware corporation, and Liberty Interactive, LLC, a Delaware limited liability company (the “Reorganization Agreement”); provided, however, that to the extent the Reorganization Agreement is terminated in accordance with its terms prior to the Mandatory Conversion Time, then (x) the Corporation shall provide written notice to the holders of record of shares of Class A-1 Common Stock and Class B-1 Common Stock that the Reorganization Agreement has been terminated in accordance with its terms and (y) the shares of Class A-1 Common Stock and Class B-1 Common Stock shall not be subject to mandatory conversion pursuant to this Article V, Section B.(e) and shall not convert at any time except as provided in Article V, Section B.(d) hereof with respect to the conversion of shares of Class B-1 Common Stock into shares of Class A-1 Common Stock at the option of the holder thereof.

(f)                                   At the Mandatory Conversion Time, any stock certificate that, immediately prior to the Mandatory Conversion Time, represented issued and outstanding shares of Class A-1 Common Stock or Class B-1 Common Stock shall, from and after the Mandatory Conversion Time, automatically and without necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock and Series A Preferred Stock into which such shares of Class A-1 Common Stock or Class B-1 Common Stock were converted at the Mandatory Conversion Time, as applicable, without any action on the part of the holder thereof.  If, after the Mandatory Conversion Time, a valid certificate previously representing any shares of Class A-1 Common Stock or Class B-1 Common Stock is delivered to the Corporation at its registered office in the State of Alaska, its principal place of business, or to an officer or agent of the Corporation having custody of books and records of the Corporation, such certificate shall be canceled and the Corporation shall deliver to the holder of such certificate, in exchange for such valid certificate, a certificate representing the applicable shares of Class A Common Stock and Series A Preferred Stock. Notwithstanding the foregoing, if any certificate that prior to the Mandatory Conversion Time represented shares of Class A-1 Common Stock or Class B-1 Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to the Corporation, in form and substance reasonably satisfactory to the Corporation, against any claim that may be made against it with respect to such certificate, the Corporation shall deliver to such person or entity, in exchange for such lost, stolen or destroyed certificate, a certificate representing the applicable shares of Class A Common Stock and Series A Preferred Stock.

(g)                                  At each election for directors, every holder of shares of Class A-1 Common Stock and Class B-1 Common Stock entitled to vote at such election will have the right to vote in person or by proxy, the number of shares owned by that shareholder (in accordance with the voting power of such shares) for as many persons as there are directors to be elected and for whose election that shareholder has a right to vote, and such a shareholder will not be allowed to cumulate that shareholder’s votes.

(h)                                 The Corporation will have the power to redeem and otherwise buy back a portion or all of the shares of Class A-1 Common Stock and Class B-1 Common Stock as allowed by law, including AS 10.06.325, and as the Board of Directors, in its sole discretion, will deem advisable.

(i)                                     Subject to Article V, Section B.(k) hereof, notwithstanding other provisions of these Restated Articles which might be construed to the contrary, the Corporation may, in the sole discretion of its Board of Directors, issue, reissue, or terminate issuance of shares of Class A-1 Common Stock or Class B-1 Common Stock in certificated or uncertificated form in accordance with provisions of its Bylaws. Those Bylaw provisions shall include, but not be limited to, appropriate procedures under which a shareholder may deliver uncertificated shares of Class B-1 Common Stock, if any, to the Corporation for conversion to, and delivery to that shareholder of, Class A-1 Common Stock under Article V, Section B.(d).

(j)                                    No holder of shares of Class A-1 Common Stock or Class B-1 Common Stock shall have any preemptive right to subscribe for, purchase or receive, or to be offered the opportunity to subscribe for, purchase or receive, any part of any shares of stock of the Corporation of any class, whether now or hereafter authorized and whether unissued shares or not, at any time issued or sold by the Corporation, or any part of any options, warrants, rights, bonds, debentures or other evidences of indebtedness or any other securities of the Corporation convertible into, exchangeable or exercisable for, or otherwise entitling the holder thereof to purchase or receive, any such shares. Any and all of such shares, options, warrants, rights, bonds, debentures or other evidences of indebtedness or other securities of the Corporation convertible into, exchangeable or exercisable for, or otherwise entitling the holder thereof to purchase or receive, any such shares may be issued and disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by applicable law, and to such person or persons, as the Board of Directors in its absolute discretion may deem advisable.

(k)                                 Any shares of Class A-1 Common Stock or Class B-1 Common Stock that are redeemed, converted, purchased or otherwise acquired by the Corporation shall not be reissued as Class A-1 Common Stock or Class B-1 Common Stock, as applicable.  Following the

Mandatory Conversion Time, the Corporation shall not have the power to issue (or authorize the issuance), deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of Class A-1 Common Stock or Class B-1 Common Stock or securities convertible into or exchangeable for any shares of Class A-1 Common Stock or Class B-1 Common Stock.

SECTION C

CLASS A COMMON STOCK, CLASS B COMMON STOCK AND
CLASS C COMMON STOCK

Each share of Class A Common Stock, each share of Class B Common Stock and each share of Class C Common Stock will, except as otherwise provided in these Restated Articles, be identical in all respects and will have equal rights, powers and privileges.

1.                                      Voting Rights.  Holders of Class A Common Stock will be entitled to one vote for each share of such stock held of record, and holders of Class B Common Stock will be entitled to ten votes for each share of such stock held of record, on all matters that are submitted to a vote of shareholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities, or as a separate class with the holders of one or more classes of Common Stock or series of Preferred Stock, or as a separate class of Common Stock or Preferred Stock, or otherwise).  Holders of Class C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Alaska.  If a vote or consent of the holders of Class C Common Stock should at any time be required by the laws of the State of Alaska on any matter, the holders of Class C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Class C Common Stock held of record.

Following the Mandatory Conversion Time, except (A) as may otherwise be required by the laws of the State of Alaska, (B) as may otherwise be provided in these Restated Articles, or (C) as may otherwise be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation (as defined in Article V, Section D hereof), the holders of outstanding shares of Class A Common Stock, the holders of outstanding shares of Class B Common Stock and the holders of outstanding shares of each series of Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with its terms as set forth herein or in the applicable Preferred Stock Designation, will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by shareholders of the Corporation and such shareholders will not be allowed to cumulate their votes.

2.                                      Conversion Rights.

(a)                                 Each share of Class B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock.  Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder’s certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates representing shares of Class A Common Stock to be issued and, if less than all of the shares of Class B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Class B Common Stock to be issued.  If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Article V, Section C.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article V, Section C.2(b) of these Restated Articles be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes.  Promptly thereafter, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder will be entitled as herein provided.  If less than all of the shares of Class B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder’s nominee or nominees a new certificate representing the shares of Class B Common Stock not converted.  Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Class A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Class A Common Stock on that date.  A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Class B Common Stock.  Shares of Class A Common Stock and shares of Class C Common Stock are not convertible into shares of any other class of Common Stock.

(b)                                 The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant to this Article V, Section C.2.  The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

3.                                      Dividends.  Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding, the Corporation will also pay to the holders of each other such Class of Common Stock then outstanding an equal dividend per share.  Dividends will be payable only as and when declared by the Board of Directors out of assets of the Corporation legally available therefor.  Whenever a Share Distribution is paid to the holders of Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other such class of Common Stock then outstanding, as provided in Article V, Section C.4 below.  For purposes of this Article V, Section C.3 and Article V, Section C.4 below, a “Share Distribution” means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of Capital Stock, Convertible Securities or other securities of the Corporation or any other Person.

4.                                      Share Distributions.  If at any time a Share Distribution is to be made with respect to Class A Common Stock, Class B Common Stock, or Class C Common Stock, such Share Distribution may be declared and paid only as follows:

(a)                                 a Share Distribution (i) consisting of shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Class A Common Stock or Class A Convertible Securities may be declared and paid to holders of Class A Common Stock, on an equal per share basis, (y) shares of Class B Common Stock or Class B Convertible Securities may be declared and paid to holders of Class B Common Stock, on an equal per share basis, and (z) shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class C Common Stock, on an equal per share basis; or

(b)                                 a Share Distribution consisting of any class or series of securities of the Corporation or any other Person, other than Class A Common Stock, Class B Common Stock or Class C Common Stock (or Class A Convertible Securities, Class B Convertible Securities or Class C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such class of Common Stock or (iii) a separate class or series of securities to the holders of one or more classes of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other classes of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable), with holders of shares of Class B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other class of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion and share distribution, as applicable) among the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Class B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each class of Common Stock (other than the Class B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each class of Common Stock (other than the Class B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion and share distribution provisions, as applicable) of such class of Common Stock, as compared to the other classes of Common Stock (other than the Class B Common Stock).

5.                                      Reclassification.  The Corporation will not reclassify, subdivide or combine the Class A Common Stock, Class B Common Stock, or Class C Common Stock then outstanding without reclassifying, subdividing or combining each other such class of Common Stock then outstanding, on an equal per share basis.  Any such reclassification, subdivision or combination is subject to Article IX of these Restated Articles.

6.                                      Liquidation and Dissolution.  In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock and the holders of shares of Class C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Class A Common Stock, Class B Common Stock, and Class C Common Stock.  Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article V, Section C.6.

7.                                      Preemptive Rights.

The holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

SECTION D

PREFERRED STOCK

The Preferred Stock may be divided and issued in one or more series from time to time, with such powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, as are stated and expressed in these Restated Articles or as may be stated in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors (a “Preferred Stock Designation”).  Nothing contained in this Article V, Section D shall limit or otherwise restrict the powers, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions of any series of Preferred Stock set forth in these Restated Articles.  The Board of Directors, in the Preferred Stock Designation with respect to a series of Preferred Stock (a copy of which will be filed with the statement to be filed under AS 10.06.320 or as otherwise required by law), will, without limitation of the foregoing, but subject to any applicable limitations under the laws of the State of Alaska with respect to variations in the relative rights and preferences between series, fix the following with respect to such series of Preferred Stock:

(i)                                     the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Preferred Stock Designation);

(ii)                                  the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on stock of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

(iii)                               the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(iv)                              the right, if any, of the holders of such series to convert or exchange such stock into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

(v)                                 the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which the holders of such series may vote together with the holders of any other class or series of Capital Stock;

(vi)                              the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

(vii)                           any other relative rights, powers, preferences and limitations, if any, of such series.

The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing, designating and issuing various series of the Preferred Stock and determining the powers, designations, preferences and relative, participating, optional or other rights of such series of Preferred Stock, if any, and the qualifications, restrictions or limitations thereof, if any, to the full extent permitted by applicable law, subject to any shareholder vote that may be required by these Restated Articles or any Preferred Stock Designation. All shares of any one series of the Preferred Stock will be alike in every particular.  Except to the extent otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, the holders of shares of Preferred Stock or any series thereof will have no voting rights except as may be required by the laws of the State of Alaska.  Further, unless otherwise expressly provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, no consent or vote of the holders of shares of Preferred Stock or any series thereof, consenting or voting as a separate class or series, will be required for any amendment to these Restated Articles that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock or such series, as the case may be, then outstanding).

Except as may be provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation, or by law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by a Preferred Stock Designation or as part of any other series of Preferred Stock.

SECTION E

SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

7,500,000 shares of the authorized and unissued Preferred Stock are hereby designated “Series A Cumulative Redeemable Preferred Stock” with the following powers, designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions (the “Series A Preferred Stock”):

1.                                      Certain Definitions.  For purposes of this Article V, Section E, the following terms shall have the meanings ascribed below:

“Business Day” shall mean any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Debt Instrument” shall mean any note, bond, debenture, indenture, guarantee or other instrument or agreement evidencing any Indebtedness, whether existing at the Issue Date or thereafter created, incurred, assumed or guaranteed.

“Dividend Period” shall mean the period from and including the Issue Date to (but not including) the first Dividend Payment Date and each three (3) month period from and including the Dividend Payment Date for the preceding Dividend Period to (but not including) the Dividend Payment Date for such Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series A Preferred Stock, as applicable from time to time pursuant to this Article V, Section E.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indebtedness” shall mean (i) any liability, contingent or otherwise, of the Corporation or any Subsidiary (x) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Corporation or any Subsidiary or only to a portion thereof), (y) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given other than in connection with the acquisition of inventory or similar property in the ordinary course of business, or (z) for the payment of money relating to indebtedness represented by obligations under a lease that is required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) which the Corporation or any Subsidiary has guaranteed or which is otherwise its legal liability; (iii) any obligations secured by any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against any real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction) to which the property or assets of the Corporation or any Subsidiary are subject whether or not the obligations secured thereby shall have been assumed by or shall otherwise be the Corporation’s or any Subsidiary’s legal liability; and (iv) any amendment, renewal, extension or refunding of any liability of the types referred to in clause (i), (ii) or (iii) above.

“Issue Date” shall mean the Mandatory Conversion Time.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock now existing or authorized after the Issue Date other than the Series A Preferred Stock, any class or series of Parity Stock, and any class or series of Senior Stock.

“Liquidation Price” measured per share of the Series A Preferred Stock as of any date of determination shall mean the sum of (i) $25, plus (ii) an amount equal to all unpaid dividends (whether or not declared) accrued with respect to such share which pursuant to Article V, Section E.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date.

“Parity Stock” means any class or series of Capital Stock authorized after the Issue Date that expressly ranks on a parity basis with the Series A Preferred Stock as to the dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Penalty Rate” shall mean the Stated Rate plus two percent (2.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Publicly Traded” means, with respect to shares of Capital Stock or other securities, that such shares or other securities are traded on a U.S. national securities exchange or U.S. national securities market or quoted on the over-the-counter market.

“Record Date” for the dividends payable on any Dividend Payment Date shall mean the date fifteen (15) days immediately preceding such Dividend Payment Date; provided, that if such date is not a Business Day, the record date shall be the next succeeding Business Day after such date.

“Redemption Date” as to all shares of Series A Preferred Stock shall mean (i) the Scheduled Redemption Date, and (ii) any date following the Scheduled Redemption Date on which shares of Series A Preferred Stock are redeemed pursuant to Article V, Section E.4(b) hereof.

“Redemption Price” means the Liquidation Price plus all unpaid dividends (whether or not declared) accrued from the most recent Dividend Payment Date through the Redemption Date.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Reincorporation Merger” shall mean the merger of the Corporation with and into its wholly owned subsidiary, a Delaware corporation, to effect the reincorporation of the Corporation from the State of Alaska to the State of Delaware.

“Reincorporation Rate Effective Date” shall mean the first day after the first Dividend Payment Date following the effective date of the Reincorporation Merger.

“Scheduled Redemption Date” shall mean the first (1st) Business Day following the twenty-first (21st) anniversary of the Issue Date.

“Senior Stock” shall mean any class or series of Capital Stock authorized after the Issue Date that expressly ranks senior to the Series A Preferred Stock and has preference or priority over the Series A Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Dividend Amount” means, for any Dividend Payment Date, the amount accrued and payable by the Corporation as a dividend per share of Series A Preferred Stock, as determined pursuant to Article V, Section E.2(a) hereof (and as such amount is subject to adjustment from time to time pursuant to Article V, Section E.2(b) and Section E.2(c) hereof).

“Stated Rate” shall mean (i) prior to the Reincorporation Rate Effective Date, five percent (5.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock, and (ii) from and after the Reincorporation Rate Effective Date, seven percent (7.00%) per annum of the Liquidation Price of each share of Series A Preferred Stock.

“Subsidiary” shall mean any company or corporate entity for which a Person owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of such company or corporate entity).

“Transfer Agent” means Computershare, Inc. acting as transfer agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

“Votes Per Share” means one-third (1/3) of a vote, as such number may be adjusted pursuant to Article V, Section E.6(c) hereof.

“Voting Power” means the aggregate voting power of the shares of Series A Preferred Stock outstanding as a percentage of the aggregate voting power of the outstanding shares of Common Stock, together with the shares of Series A Preferred Stock, which are entitled to vote on any matter on which the holders of the Common Stock and Series A Preferred Stock vote together as a single class.

2.                                      Dividends.

(a)                                 Subject to the prior preferences and other rights of any Senior Stock and the provisions of Article V, Section E.2(g) hereof, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, preferential dividends that shall accrue and cumulate as provided herein.  Dividends on each share of Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate of the Stated Rate from and including the Issue Date to and including the date on which the Liquidation Price or Redemption Price of such share is paid pursuant to Article V, Section E.3 or Section E.4 hereof, respectively, whether or not such dividends have been declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative.  Accrued dividends on the Series A Preferred Stock shall be payable, in accordance with the terms and conditions set forth in this Article V, Section E, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on the first such date following the Issue Date (each, a “Dividend Payment Date”), to the holders of record of the Series A Preferred Stock as of the close of business on the applicable Record Date; provided, however, if any such payment date is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such delay.  For purposes of determining the amount of dividends “accrued” (i) as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the foregoing rate per annum for actual days elapsed from the last preceding Dividend Payment Date (or in the event the first Dividend Payment Date has not yet occurred, the Issue Date) to the date as of which such determination is to be made, based on a 365-day year, (ii) as of any Dividend Payment Date (other than the first Dividend Payment Date), such amount shall be calculated on the basis of the foregoing rate per annum, based on a 360-day year of twelve 30-day months and (iii) as of the first Dividend Payment Date, such amount shall be calculated on the foregoing rate per annum for actual days elapsed from the Issue Date to the date as of which determination is to be made, based on a 365-day year.

(b)                                 If the Corporation fails to pay cash dividends on the Series A Preferred Stock in full for any four (4) consecutive or non-consecutive Dividend Periods, including, without limitation, any failure to pay as a result of Article V, Section E.2(d) hereof (a “Dividend Default”), then:

(i)                                     the Dividend Rate shall increase to the Penalty Rate, commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Period thereafter; provided, however, that the Dividend Rate will revert to the Stated Rate at such time as the Corporation has paid all accrued and unpaid dividends (whether or not declared) which pursuant to Article V, Section E.2(e) hereof have been added to and then remain part of the Liquidation Price as of such date; and

(ii)                                  when the Dividend Default is cured and the Dividend Rate reverts to the Stated Rate, each subsequent Dividend Default shall not occur until the Corporation has an additional four (4) failures to pay cash dividends on the Series A Preferred Stock, whether consecutive or non-consecutive after the prior Dividend Default has been cured.

(c)                                  Once the Series A Preferred Stock becomes initially eligible to be Publicly Traded, if at any time or from time to time the Series A Preferred Stock fails to be Publicly Traded for ninety (90) consecutive days or longer (a “Listing Default”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Listing Default and continuing until such time as the Corporation has cured the Listing Default by again causing the Series A Preferred Stock to be Publicly Traded, at which time the Dividend Rate shall revert to the Stated Rate.

(d)                                 If, on any Dividend Payment Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to pay or otherwise be prohibited or restricted from paying to the holders of the Series A Preferred Stock the full Series A Dividend Amount to which such holders are entitled and to the holders of any Parity Stock then entitled to receive payment of a dividend the full amount to which such holders are entitled, the amount available for such payment pursuant to applicable law and which is not restricted or prohibited by the terms of any Debt Instrument or Senior Stock shall be distributed, when and as declared by the Board of Directors, among the holders of the Series A Preferred Stock and any Parity Stock to which dividends are then owed ratably in proportion to the full amounts to which they would otherwise be entitled.

(e)                                  To the extent the Series A Dividend Amount is not paid in full on a Dividend Payment Date for any reason, all dividends (whether or not declared) that have accrued on a share of Series A Preferred Stock during the Dividend Period ending on such Dividend Payment Date and which are unpaid will be added to the Liquidation Price (as provided in the definition thereof) of such share and will remain a part thereof until such dividends are paid, together with all dividends that have accrued to the date of such payment with respect to that portion of the Liquidation Price which consists of such accrued and unpaid dividends.  Such accrued and unpaid dividends, together with all unpaid dividends accrued thereon, may be declared and paid at any time (subject to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock), without reference to any regular Dividend Payment Date, to holders of record as of the close of business on such date, not more than sixty

(60) days preceding the payment date thereof, as may be fixed by the Board of Directors (the “Special Record Date”)

(f)                                   Notice of each Special Record Date shall be mailed, first class, postage prepaid, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

(g)                                  So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend whatsoever with respect to any Junior Stock or any Parity Stock, whether in cash, property or otherwise, nor shall the Corporation declare or make any distribution on any Junior Stock or any Parity Stock, or set aside any cash or property for any such purposes, nor shall any Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its Subsidiaries, nor shall any monies be paid, set aside for payment or made available for a sinking fund for the purchase or redemption of any Junior Stock or Parity Stock, unless and until (i) all dividends to which the holders of the Series A Preferred Stock shall have been entitled for all current and all previous Dividend Periods shall have been paid or declared and the consideration sufficient for the payment thereof set aside so as to be available for the payment thereof and (ii) the Corporation shall have paid, in full, or set aside the consideration sufficient for the payment thereof, all redemption payments with respect to the Series A Preferred Stock that it is then obligated to pay; provided, however, that nothing contained in this Article V, Section E.2(g) shall prevent (A) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (B) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy stock, including under a stock repurchase plan, provided that such contract or plan was entered into prior to the Corporation’s failure to pay dividends on the Series A Preferred Stock; (C) exchanges or conversions of shares of any class or series of Junior Stock, or the securities of another company, for any other class or series of Junior Stock; (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged; (E) the payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock as that on which the dividend is being paid; (F) distributions of Junior Stock or rights to purchase Junior Stock; (G) direct or indirect distributions of equity interests of a Subsidiary or other Person (whether by redemption, dividend, share distribution, merger or otherwise) to all or substantially all of the holders of one or more classes or series of Common Stock, on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), or such equity interests of such Subsidiary or other Person are available to be acquired by such holders of one more classes or series of Common Stock (including through any rights offering, exchange offer, exercise of subscription rights or other offer made available to such holders), on a pro rata basis with respect to each such class or series (other than with respect to the payment of cash in lieu of fractional shares), whether voluntary or involuntary, (H) stock splits, stock dividends or other distributions, reclassifications, recapitalizations or (I) the declaration and payment of dividends ratably on the Series A Preferred Stock and each class or series of Parity Stock as to which dividends are payable or in arrears so that the amount of dividends declared and paid per share of the Series A Preferred Stock and per share of each class or series of such Parity Stock are in proportion to the respective total amounts of accrued and unpaid dividends with respect to the Series A Preferred Stock and all such classes and series of Parity Stock.

3.                                      Distributions Upon Liquidation, Dissolution or Winding Up.

Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to the shareholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in property or cash, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Price plus all unpaid dividends (whether or not declared) accrued through the date of distribution of amounts payable to holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up of the Corporation since the immediately preceding Dividend Payment Date (or, if such date of distribution occurs prior to the first Dividend Payment Date, since the Issue Date), which payment shall be made pari passu with any such payment made to the holders of any Parity Stock.  The holders of the Series A Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.  If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock and to all holders of any Parity Stock shall be insufficient to permit payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series A Preferred Stock and such Parity Stock would otherwise respectively be entitled.  Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article V, Section E.3. Notice of the liquidation, dissolution or winding up of the Corporation shall be mailed, first class mail, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice.

4.                                      Mandatory Redemption.

(a)                                 Redemption.  On the Scheduled Redemption Date, the Corporation shall redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor at the Redemption Price per share, in cash.  For the avoidance of doubt, any shares of Series A Preferred Stock that remain outstanding after the Scheduled Redemption Date shall continue to accrue dividends in accordance with the provisions in Article V, Section E.2 hereof for so long as such shares remain outstanding.  The Corporation shall not redeem any shares of Series A Preferred Stock except as expressly authorized in this Article V, Section E.4.

(b)                                 Partial Redemption. If on the Scheduled Redemption Date, the Corporation, pursuant to applicable law or the terms of any Debt Instrument or Senior Stock, shall not have funds legally available to redeem or otherwise be prohibited or restricted from redeeming all shares of Series A Preferred Stock, those funds that are legally available and not so restricted or prohibited will be used to redeem the maximum possible number of such shares of Series A Preferred Stock.  At any time and from time to time thereafter when additional funds of the Corporation are legally available and not so restricted for such purpose, such funds shall be used in their entirety to redeem the shares of Series A Preferred Stock that the Corporation failed to redeem on the Scheduled Redemption Date until the balance of such shares has been redeemed.  The shares of Series A Preferred Stock to be redeemed in accordance with this Article V, Section E.4(b) shall be redeemed pro rata from among the holders of the outstanding shares of Series A Preferred Stock.

(c)                                  Notice of Redemption and Certificates.  The Corporation shall mail notice of such redemption to each holder (such notice, a “Notice of Redemption”) in accordance with Article V, Section E.13 hereof not later than twenty (20) days prior to the Redemption Date.  Such Notice of Redemption shall contain: (A) the applicable Redemption Price, (B) the Redemption Date, (C) the instructions a holder must follow with respect to the redemption, including the method for surrendering the certificates for the shares of Series A Preferred Stock to be redeemed for payment of the Redemption Price and (D) any other matters required by law.  On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Notice of Redemption, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof in accordance with the terms and conditions set forth in this Article V, Section E.  In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)                                 Deposit of Redemption Price.  If the Notice of Redemption shall have been mailed as provided in Article V, Section E.4(c) hereof, and if on or before the Redemption Date specified in such Notice of Redemption, the consideration necessary for such redemption shall have been set aside so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series A Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall automatically be redeemed and no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

(e)                                  Status of Redeemed Shares.  Any shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall not be reissued as Series A Preferred Stock.

(f)                                   Certain Restrictions.  If and so long as the Corporation shall fail to redeem on the Scheduled Redemption Date all shares of Series A Preferred Stock required to be redeemed on such date, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Parity Stock or Junior Stock, and shall not purchase or otherwise acquire any shares of Series A Preferred Stock, Parity Stock or Junior Stock, unless and until all then outstanding shares of Series A Preferred Stock are redeemed pursuant to the terms hereof.  Nothing contained in this Article V, Section E.4(f) shall prevent (i) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock and Parity Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Series A Preferred Stock and Parity Stock, provided that (A) as to holders of all outstanding shares of Series A Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical, (B) as to holders of all outstanding shares of a particular series or class of Parity Stock, the terms of the purchase or exchange offer for all such shares are identical, and (C) as among holders of all outstanding shares of Series A Preferred Stock and Parity Stock, the terms of each purchase or exchange offer or offers are substantially identical relative to the liquidation price of the shares of Series A Preferred Stock and each series or class of Parity Stock, (ii) the purchase or acquisition by the Corporation of shares of Series A Preferred Stock, Parity Stock or Junior Stock in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds of the sale of, shares of Junior Stock, or (iii) the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock.

5.                                      Protective Provisions.

(a)                                 In addition to any vote required by these Restated Articles or by applicable law, for so long as any of the shares of Series A Preferred Stock shall remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately as a series:

(i)                                     (A) amend, alter or repeal any provision of this Article V, Section E, whether by merger, share exchange, consolidation or otherwise, in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock set forth herein (including, without limitation, any such amendment or alteration that would reduce the Liquidation Price or Dividend Rate of the Series A Preferred Stock), unless in each such case each share of Series A Preferred Stock (x) shall remain outstanding without a material and adverse change to the powers, or rights of the Series A Preferred Stock or (y) shall be converted into or exchanged for preferred stock of the surviving entity having powers, preferences and rights substantially identical to that of a share of Series A Preferred Stock (except for any changes to such powers, preferences or rights that do not materially and adversely affect the Series A Preferred Stock and, if permitted by law, the payment of cash in lieu of fractional shares); or

(ii)                                  authorize, create or issue, or increase the authorized or issued amount of, any class of Senior Stock or reclassify any of the authorized Capital Stock into such shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Stock.

(b)                                 If the Corporation shall propose to take action specified in Article V, Section E.5(a)(i) hereof, then the Corporation shall give notice of such proposed amendment, alteration or repeal to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein and shall cause to be filed with the Transfer Agent a copy of such notice.  Such notice shall specify the material terms of such amendment, alteration or repeal.  Such notice shall be given at least twenty (20) Business Days prior to the effective date of such amendment, alteration or repeal.  If at any time the Corporation shall abandon or cancel the proposed action for which notice has been given under this Article V, Section E.5(b) prior to the effective date of such proposed action, the Corporation shall give prompt notice of such abandonment or cancellation to each holder of record of the shares of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.

(c)                                  In any merger or consolidation, which merger or consolidation by its terms provides for the payment of only cash to the holders of shares of Series A Preferred Stock, each holder of shares of Series A Preferred Stock shall be entitled to receive an amount equal to the Liquidation Price of the shares of Series A Preferred Stock held by such holder, plus an amount equal to the accrued and unpaid dividends (whether or not declared) on such shares since the immediately preceding Dividend Payment Date, in exchange for such shares of Series A Preferred Stock.

6.                                      Voting.

(a)                                 The shares of Series A Preferred Stock are hereby designated as a “Voting Security” for purposes of these Restated Articles.  The holders of shares of Series A Preferred Stock shall be entitled to vote together as a class generally with the holders of the Class A Common Stock and Class B Common Stock on all matters submitted to a vote of the holders of the Class A Common Stock and Class B Common Stock (together with the holders of any class or series of Senior Stock, Parity Stock or Junior Stock then entitled to vote together as a class with the holders of the Class A Common Stock and Class B Common Stock), except as required in this Article V, Section E or by applicable law.  Each record holder of shares of Series A Preferred Stock shall be entitled to the Votes Per Share for each share of Series A Preferred Stock held by such holder as of the record date for determining shareholders entitled to vote in accordance with Alaska law.  The holders of Series A Preferred Stock shall be entitled to notice of any meeting of holders of the Class A Common Stock and Class B Common Stock in accordance with the Bylaws of the Corporation.

(b)                                 Each holder of Series A Preferred Stock will be entitled to the Votes Per Share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class or series, whether at a meeting or by written consent.

(c)                                  In the event of any stock split, stock dividend or other distribution, reclassification, recapitalization or similar event affecting the Common Stock and the aggregate number of votes that may be cast by the holders of the Class A Common Stock and Class B Common Stock, voting together as a separate class or series (each such event, an “Adjustment Event”), the Votes Per Share shall be adjusted, to the nearest tenth of a vote per share of Series A Preferred Stock, from and after such Adjustment Event such that the Voting Power immediately prior to such Adjustment Event shall be substantially equivalent to the Voting Power immediately following such Adjustment Event.

7.                                      Preemptive Rights.

The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any Capital Stock or other securities which may be issued by the Corporation.

8.                                      Creation of Capital Stock.

Notwithstanding anything set forth in these Restated Articles, except as provided in Article V, Section E.5(a)(ii) hereof, the Board of Directors, or any duly authorized committee thereof, without the vote of the holders of the Series A Preferred Stock, may authorize and issue additional shares of Capital Stock.

9.                                      No Sinking Fund.

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

10.                               Exclusion of Other Rights.

Except as may otherwise be required by law and except for the equitable rights and remedies that may otherwise be available to holders of Series A Preferred Stock, the shares of Series A Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those specifically set forth in these Restated Articles.

11.                               Replacement Certificates.

If physical certificates representing shares of Series A Preferred Stock are issued, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Transfer Agent.  The Corporation shall replace certificates representing shares of Series A Preferred Stock that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Corporation.

12.                               Taxes.

(a)                                 Transfer Taxes.  The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b)                                 Withholding.  All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by holders.

13.                               Notices.

All notices referred to in this Article V, Section E shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt thereof, (ii) three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these Restated Articles) with postage prepaid, or (iii) one (1) Business Day after the mailing thereof if sent by overnight courier, addressed:  (x) if to the Corporation, to its office at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503, (y) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

14.                               Facts Ascertainable.

The Secretary of the Corporation shall also maintain a written record of (i) the Issue Date, the number of shares of Series A Preferred Stock issued to a holder, and the date of each such issuance, (ii) the Votes Per Share of the shares of Series A Preferred Stock (as may be adjusted pursuant to Article V, Section E.6(c) hereof) and the dates and descriptions of all Adjustment Events, and (iii) each of the Company Reclassified Class A Common Stock Conversion Ratio and the Company Series A Preferred Stock Conversion Ratio, and, in each case, shall furnish such written record without cost to any shareholder who so requests.

15.                               Waiver.

Notwithstanding any provision in these Restated Articles to the contrary, any provision contained in these Restated Articles and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Board of Directors (or an authorized committee thereof) and the holders of a majority of the shares of Series A Preferred Stock then outstanding.

16.                               Information Rights.

During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its reasonable efforts to (a) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (b) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its reasonable efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within fifteen (15) days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

17.                               Book Entry.

The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited no later than the Mandatory Conversion Time with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series A Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the shares of Series A Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

ARTICLE VI

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

The governing body of the Corporation will be a Board of Directors.  Subject to any rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed in the manner provided in the Bylaws.  Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

Upon the establishment of the Board of Directors as having three or more members (“Class Date”) and until the Mandatory Conversion Time, that board will be divided into three classes: Class I, Class II, and Class III.  Each such class will consist, as nearly as possible, of one-third of the whole number of the Board of Directors.  Directors in office on the Class Date will be divided among such classes and in such manner, consistent with the provisions of this Article VI, Section B, as the Board of Directors may determine by resolution.  The initial Class I directors so determined shall serve until the next annual meeting of shareholders of the Corporation following such date. The initial Class II directors so determined shall serve until the second annual meeting of shareholders of the Corporation following such date. The initial Class III directors so determined shall serve until the third annual meeting of shareholders of the Corporation following such date. In the case of each such class, such directors shall serve, subject to their earlier death, resignation or removal in accordance with these Restated Articles, the Bylaws of the Corporation and the laws of the State of Alaska, until their respective successors shall be elected and shall qualify. At each annual meeting of shareholders after the date of such filing until the Mandatory Conversion Time, the directors chosen to succeed those whose terms shall have expired shall be elected to hold office for a term to expire at the third succeeding annual meeting of shareholders after their election and, subject to their earlier death, resignation or removal in accordance with these Restated Articles, the Bylaws of the Corporation and the laws of the State of Alaska, until their respective successors shall be elected and shall qualify. If the number of directors is changed, any increase or decrease shall be apportioned among such classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class.

From the Mandatory Conversion Time until the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the Board of Directors will not be classified.  Except as otherwise fixed by or pursuant to the provisions of Article V hereof relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), commencing with the election of directors at the first annual meeting of shareholders following the Mandatory Conversion Time, the Board of Directors will be divided into three classes:  Class I, Class II and Class III.

Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors (other than any Preferred Stock Directors) authorized as provided in Article VI, Section A hereof.  The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification of the Board of Directors becomes effective pursuant to this Article VI, Section B.  The term of office of the initial Class I directors will expire at the second annual meeting of shareholders following the Mandatory Conversion Time; the term of office of the initial Class II directors will expire at the third annual meeting of shareholders following the Mandatory Conversion Time; and the term of office of the initial Class III directors will expire at the fourth annual meeting of shareholders following the Mandatory Conversion Time. At each annual meeting of shareholders of the Corporation, the successors of the class of directors whose term expires at that meeting will be elected to hold office in accordance with this Article VI, Section B for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.  The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock and to the requirements of the Corporations Code, directors may be removed from office with or without cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

Subject to the rights of holders of any series of Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.  Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

1.                                      Limitation On Liability.

To the fullest extent permitted by the Corporations Code as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article VI, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.                                      Indemnification.

(a)                                 Right to Indemnification.  The Corporation will indemnify, subject to the requirements of AS 10.06.490 and to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.  Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of this Article VI, Section E.  Subject to the requirements of AS 10.06.490, the Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

(b)                                 Prepayment of Expenses.  Subject to the requirements of AS 10.06.490, the Corporation will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article VI, Section E.2(b) or otherwise.

(c)                                  Claims.  To the fullest extent permitted by law, if a claim for indemnification or payment of expenses under this Article VI, Section E.2(c) is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Alaska law. In any such action, to the fullest extent permitted by law, the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)                                 Non-Exclusivity of Rights.  The rights conferred on any person by this Article VI, Section E.2(d) will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of these Restated Articles, the Bylaws of the Corporation, agreement, vote of shareholders or resolution of disinterested directors or otherwise.

(e)                                  Other Indemnification.  To the fullest extent permitted by law, the Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.                                      Amendment or Repeal.

Any amendment, modification or repeal of the foregoing provisions of this Article VI, Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

Prior to the Mandatory Conversion Time, only the Board of Directors, by the affirmative vote of a majority of the members of the Board of Directors then in office, is expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of this Corporation, to the exclusion of the outstanding shares of the Corporation.  Following the Mandatory Conversion Time, the shareholders of the Corporation and the Board of Directors are each expressly authorized and empowered to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation.  In the case of the Board of Directors, following the Mandatory Conversion Time, the affirmative vote of not less than 75% of the members of the Board of Directors then in office shall be required to adopt, alter, amend or repeal any provision or all of the Bylaws of the Corporation.

ARTICLE VII

STOCK NOT ASSESSABLE

The Capital Stock shall not be assessable.  It shall be issued as fully paid, and the private property of the shareholders shall not be liable for the debts, obligations or liabilities of the Corporation.

ARTICLE VIII

MEETINGS OF SHAREHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

Subject to the rights of the holders of any series of Preferred Stock, shareholder action may be taken only at an annual or special meeting.  Prior to the Mandatory Conversion Time, except as otherwise provided in any Preferred Stock Designation or unless otherwise prescribed by law or by another provision of these Restated Articles, special meetings of the shareholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) at the request of the President of the Corporation or the Chairperson of the Board of Directors, (ii) at the request of a majority of the members of the Board of Directors then in office or (iii) upon the written request of the holders of at least 10% of the total voting power of the then outstanding Voting Securities entitled to vote thereon.  Following the Mandatory Conversion Time, except as otherwise provided by the terms of any series of Preferred Stock as set forth herein or in any Preferred Stock Designation or unless otherwise prescribed by law or by another provision of these Restated Articles, special meetings of the shareholders of the Corporation, for any purpose or purposes, will only be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at the request of at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

No action required to be taken or which may be taken at any annual meeting or special meeting of shareholders may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, holders of any series of Preferred Stock may take action by written consent to the extent provided by its terms as set forth herein or in any Preferred Stock Designation with respect to such series.

ARTICLE IX

ACTIONS REQUIRING SUPERMAJORITY SHAREHOLDER VOTE

Following the Mandatory Conversion Time, subject to the rights of the holders of any series of Preferred Stock and applicable law, and without limiting any voting requirements as may exist under the laws of the State of Alaska, the affirmative vote of the holders of at least 66 2/3% of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

(i)                                     the amendment, alteration or repeal of any provision of these Restated Articles or the addition or insertion of other provisions herein; provided, however, that this clause (i) will not apply to any such amendment, alteration, repeal, addition or insertion (A) as to which the laws of the State of Alaska as then in effect, do not require the consent of the Corporation’s shareholders, or (B) that at least 75% of the members of the Board of Directors then in office have approved;

(ii)                                  the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (ii) will not apply to, and no vote of the shareholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors;

(iii)                               the merger or consolidation of the Corporation with or into any other corporation; provided, however, that this clause (iii) will not apply to any such merger or consolidation as to which the laws of the State of Alaska, as then in effect, do not require the consent of the Corporation’s shareholders; or

(iv)                              the sale, lease or exchange of all, or substantially all, of the property or assets of the Corporation; provided, however, that this clause (iv) will not apply to any such sale, lease or exchange in the usual and regular course of the Corporation’s business that at least 75% of the members of the Board of Directors then in office have approved.

Subject to the foregoing provisions of this Article IX, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Restated Articles, and other provisions authorized by the laws of the State of Alaska at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other Persons whomsoever by and pursuant to these Restated Articles in their present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

ARTICLE X

NO ALIEN AFFILIATES

As of the date of these Restated Articles, the Corporation had no alien affiliates.

ARTICLE XI

CORPORATIONS CODE

Notwithstanding the Corporation’s incorporation prior to the effective date of the Corporations Code, the Corporation elects to be governed by the provisions of the Corporations Code not otherwise applicable to it because the Corporation existed at the effective date of that code and, in particular, the voting provisions of AS 10.06.504 - 10.06.506 of that code pertaining to the procedure to amend articles of incorporation and class voting on amendments to those articles.

ARTICLE XII

EFFECTIVE DATE

These Restated Articles will become effective on the Effective Date.

ARTICLE XIII

APPROVAL AND ADOPTION OF AMENDED AND RESTATED ARTICLES

DATE OF APPROVAL OF RESTATED ARTICLES

The foregoing Amended and Restated Articles of Incorporation were approved by at least a majority of the Board of Directors of the Corporation on April 3, 2017, and the outstanding shares of the Corporation on February 2, 2018.

SHARES OUTSTANDING AND VOTES ENTITLED TO BE CAST

The number of shares outstanding and the number of votes entitled to be cast on the Amended and Restated Articles of Incorporation (the outstanding shares entitled to vote are divided into Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share)) were as follows:

Shares Outstanding:

Class A Common Stock	32,917,993

Class B Common Stock	3,052,305

Preferred Stock	0

TOTAL	35,970,298

Votes Entitled to be Cast:

Class A Common Stock (one vote per share)	32,917,993

Class B Common Stock (10 votes per share)	30,523,050

TOTAL VOTES	63,441,043

VOTES BY CLASS FOR AND AGAINST THE AMENDMENTS

The number of votes of each class, and the total number of votes, cast in favor of the Amended and Restated Articles of Incorporation were as follows:

Class A Common Stock (one vote per share)	27,796,519

Class B Common Stock (10 votes per share)	30,241,490

TOTAL VOTES	58,038,009

The number of votes of each class, and the total number of votes, cast against the Amended and Restated Articles of Incorporation were as follows:

Class A Common Stock (one vote per share)	3,722

Class B Common Stock (10 votes per share)	710

TOTAL VOTES	4,432

The Amended and Restated Articles of Incorporation were adopted in their entirety by 91.5% of the votes of the outstanding shares of the Corporation, by 84.4% of the votes of Class A Common Stock outstanding, and by 99.1% of the votes of Class B Common Stock outstanding, satisfying the requirements for adoption of the Amended and Restated Articles of Incorporation under AS 10.06.504, AS 10.06.506, and AS 10.06.905 of the Corporations Code.

The foregoing Amended and Restated Articles of Incorporation correctly set out the provisions of the Articles of Incorporation as previously amended and as amended in the Amended and Restated Articles of Incorporation; they have been adopted in the manner required by law; and they supersede the original Articles of Incorporation and all amendments and restatements to date.

IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation this 2nd day of February, 2018.

GENERAL COMMUNICATION, INC.

By:	/s/ Gregory F. Chapados
Name:	Gregory F. Chapados
Title:	President & Chief Operating Officer

By:	/s/ Peter J. Pounds
Name:	Peter J. Pounds
Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

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